Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made effective as of the 1st day of March, 2006, by and between COMMERCE UNION BANK (In Organization) (the “Bank”), Springfield, Tennessee, and Berlin Scott Bagwell (the “Executive”).

WHEREAS, the Bank wishes to assure itself of the services of Executive for the period provided in this Agreement; and

WHEREAS, the Executive is willing to serve in the employment of the Bank on a full-time basis for said period.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES.

During the period of his employment hereunder, Executive agrees to serve as Chief Lending Officer of the Bank.

2.	TERMS AND DUTIES.

(a) The term of this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date, which is defined as the last day of the thirty-six (36) month term, the Agreement will renew automatically for an additional twelve (12) months unless the Agreement is otherwise terminated or amended by mutual agreement upon delivery of notice to the other party of intent not to renew within sixty (60) days of the renewal date. Unless amended by the parties thereto in writing, the term of this Agreement shall continue in this fashion in twelve (12) month intervals. Upon the expiration of this Agreement for a period of twelve (12) months, the Executive agrees that he will not compete with the Bank in the Bank’s market area as that term is defined in Paragraph 10. For the purposes of this paragraph, the term “compete” shall have the same meaning as that more fully described in Paragraph 10, Non-Competition and Non-Disclosure.

(b) During the period of his employment thereunder, except for periods of absence occasioned by illness, vacation periods, and leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties thereunder including activities and services related to the organization, operation and management of the Bank; provided, however, that, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which will not materially affect or conflict with the performance of Executive’s duties pursuant to this Agreement.

3.	COMPENSATION AND REIMBURSEMENT.

(a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Sections 1 and 2. The Bank shall pay Executive as compensation a salary of One Hundred Twenty-five Thousand and no/100 Dollars ($125,000.00) per year (“Base Salary”). Such Base Salary shall be payable in accordance with the customary payroll practices of the Bank. During the period of this Agreement, Executive’s Base Salary shall be reviewed no later than six (6) months following the Bank’s receipt of a Certificate of Authority to do a banking business, and at least annually thereafter. Such review shall be conducted by a Committee designated by the Board, and the Board may in its sole discretion increase Executive’s Base Salary. In addition to the Base Salary provided in this Section 3(a), the Bank shall provide to Executive all such other benefits as are provided to regular full-time employees of the Bank.

(b) Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, stock options, retirements plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. All such plans and benefits shall be commemorated under separate agreements. During the organizational stage, the Bank shall reimburse Executive for COBRA insurance premiums, if any.

(c) Executive shall receive twenty (20) days’ paid vacation per year.

(d) Executive shall receive a vehicle allowance of Five Hundred Dollars and No/100 ($500.00) per month.

(e) Executive shall be reimbursed by Bank on a monthly basis for the use of his cellular telephone for Bank-related business calls according to the customary reimbursement policies of Bank.

(f) Bank shall pay for Executive’s business-related entertainment expenses in accordance with Bank’s customary reimbursement policies.

(g) Bank shall pay for Executive’s civic club memberships in accordance with the Bank’s customary reimbursement policies.

(h) Bank shall pay dues and any assessments, capital improvements, debt service or other standard fees and charges for one (1) country club membership for Executive and shall pay for business-related entertainment at the country club upon the proper submission of Bank’s customary reimbursement request in accordance with Bank policies.

4.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

(a) Upon the occurrence of an Event of Termination (as therein defined) during the Executive’s term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following: (i) the termination of Executive’s full-time employment thereunder due to expiration of this Agreement pursuant to Paragraph 2(a); (ii) the termination by the Bank of Executive’s full-time employment thereunder for any reason other than a Change in Control as defined in Paragraph 5(a) thereof or for Cause as defined in Paragraph 8 thereof; disability, as defined in Paragraph 6(a) thereof; death; retirement, as defined in Paragraph 7 thereof; (iii) Executive’s resignation from the Bank’s employment, upon (A) unless consented to by the Executive, a material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Paragraphs 1 and 2 above (any such material change shall be deemed a continuing breach of this Agreement); (B) a material reduction in the benefits and perquisites to Executive from those being provided as of the effective date of this Agreement; (C) the liquidation or dissolution of the Bank; or (D) any breach of this Agreement by the Bank. Upon the occurrence of any event described in clauses (A), (B), (C), or (D) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than sixty (60) days prior written notice to the Bank given within a reasonable period of time not to exceed, except in case of a continuing breach, four (4) calendar months after the event giving rise to said right to elect.

(b) Upon the occurrence of an Event of Termination, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum payment equal to twelve (12) months’ Base Salary.

(c) Upon the occurrence of an Event of Termination, the Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination for a period of twelve (12) months at the Bank’s expense. A COBRA notice will issue upon the Date of Termination. Any COBRA-mandated coverage extensions beyond the first twelve (12) months will be at the option of the Executive and paid for by him as provided by law unless he has secured other coverage from another source extinguishing his coverage rights.

5.	CHANGE IN CONTROL.

(a) No benefit shall be paid under this Paragraph 5 unless there shall have occurred a Change in Control of the Bank. For purposes of this Agreement, a “Change in Control” of the Bank shall be deemed to occur if and when:

(i) there occurs an acquisition in one or more transactions of at least 15 percent but less than 25 percent of the Common Stock by any person, or by two or more persons acting as a group (excluding officers and directors of the Bank), and the adoption by the Board of Directors of a resolution declaring that a Change in Control of the Bank has occurred; or

(ii) there occurs a merger, consolidation, reorganization, recapitalization or similar transaction involving the securities of the Bank upon the consummation of which more than 50 percent of the voting power of the voting securities of the surviving corporation(s) is held by persons other than former shareholders of the Bank; or

(iii) 25 percent or more of the directors elected by the shareholders of the Bank to the Board of Directors are persons who were not listed as nominees in the Bank’s then most recent proxy statement.

(b) If a Change in Control has occurred or the Board of the Bank has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in Paragraph 4(b) of this Agreement upon his subsequent involuntary termination of employment. Such payment shall be made in a lump sum paid within ten (10) days of the Executive’s Date of Termination.

(c) Upon the occurrence of a Change in Control followed by the Executive’s termination of employment, the Bank will cause to be continued, for a period of twelve (12) months, life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his severance. In addition, Executive shall be entitled to receive the value of employer contributions that would have been made on the Executive’s behalf over the remaining term of the Agreement to any tax-qualified retirement plan sponsored by the Bank as of the Date of Termination. For the purposes of this paragraph, the value of employer contributions will be the average of employer contributions made during the twelve (12) month period prior to the Date of Termination.

6.	TERMINATION FOR DISABILITY.

(a) If the Executive shall become disabled as defined in the Bank’s then current disability plan (or, if no such plan is then in effect, if the Executive is permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code as determined by a physician designated by the Board), the Bank may terminate Executive’s employment for “Disability”.

(b) Upon the Executive’s termination of employment for Disability, disability pay shall be in accordance with the terms and conditions of the Bank’s disability plan. If no disability plan is in place at the time of the Executive’s termination pursuant to this paragraph, the Executive shall be entitled to receive fifty percent (50%) of his Base Salary for a period not to exceed twenty-four (24) weeks.

7.	TERMINATION UPON RETIREMENT; DEATH OF EXECUTIVE.

Termination by the Bank of Executive based on “Retirement” shall mean retirement at age 70 or in accordance with any retirement arrangement established with Executive’s consent with respect to him. Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party. Upon the death of the Executive during the term of this Agreement, the Bank shall pay to Executive’s estate the compensation due to the Executive through the last day of the calendar month in which his death occurred.

8.	TERMINATION FOR CAUSE.

For purposes of this Agreement, “Termination for Cause” shall include termination because of the Executive’s personal dishonesty; incompetence; willful misconduct; breach of fiduciary duty involving personal profit; moral turpitude; intentional failure to perform stated duties; willful violation of any law, rule, or regulation which negatively impacts the Bank (other than traffic violations or similar offenses) or final cease-and-desist order; or material breach of any provision of this Agreement. For purposes of this Paragraph, the term “willful” is defined to include any act or omission which demonstrates an intentional or reckless disregard for the duties and responsibilities owed to the business of the employer by Executive. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4) of the members of the Board at a meeting of the Board called and held for that purpose, finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the reasons thereof. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any unexercised stock options granted to Executive under any stock option plan or any unvested awards granted under any other stock benefit plan of the Bank, or any subsidiary or affiliate thereof, shall become null and void, effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Paragraph 9 thereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

9.	NOTICE.

(a) Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party thereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that the Executive shall not have returned to the performance of her duties on a full-time basis during such thirty (30) day period); and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination.

10.	NON-COMPETITION AND NON-DISCLOSURE

(a) Upon any termination of Executive’s employment hereunder for any reason, including but not limited to expiration of this Agreement, Executive agrees not to compete with the Bank for a period of twelve (12) months following such termination in Robertson County, Tennessee, or in any city or town in which the Bank operates a branch or main office, determined as of the effective date of such termination. Executive agrees that, during such period, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank. Executive specifically further agrees that he will not, for the twelve (12) month non-competition period work in either a paid or unpaid capacity with any individual or group proposing to establish a new bank or other financial institution in Bank’s market area. For purposes of this provision, the Bank’s “market area” shall be deemed to include all of Robertson County, Tennessee. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Subparagraph 10(a), agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive. Executive represents and admits that in the event of the termination of his employment pursuant to Paragraph 8 hereof, Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

(b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. In the event of a breach or threatened breach by the Executive of the provisions of this Paragraph, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

11.	SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

12.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties thereto and supersedes any prior employment agreement, written or oral, between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13.	NO ATTACHMENT; SUCCESSORS AND ASSIGNS.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

14.	MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties thereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs therein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.	GOVERNING LAW.

This Agreement shall be governed by the substantive laws and procedural provisions of the State of Tennessee, unless otherwise specified therein; provided, however, that in the event of a conflict between the terms of this Agreement and any applicable federal or state law or regulation, the provisions of such law or regulation shall prevail.

18.	PAYMENT OF LEGAL FEES.

All reasonable legal fees paid or incurred by the Bank or the Executive pursuant to any dispute or question or interpretation relating to this agreement shall be paid or reimbursed by the prevailing party.

19.	INDEMNIFICATION.

The Bank shall provide Executive with coverage under a standard directors’ and officers’ liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive to the fullest extent permitted under applicable Tennessee and federal law and regulations and the Bank’s Charter and Bylaws against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding initiated by a person or entity not a party to this Agreement in which he may be involved by reason of his having been an officer or director of the Bank (whether or not he continues to be an officer or director at the time of incurring such expense or liabilities), and that is a result of actions or omissions taken in the course and scope of his duties as an officer or director of the Bank. Such expense and liabilities include, but are not limited to, judgment, court costs, and reasonable attorneys’ fees and the cost of reasonable settlement.

20.	SUCCESSOR TO THE BANK.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

21.	REGULATORY APPROVAL REQUIRED.

The parties hereto understand and agree that this Agreement is subject to the regulatory approval of the Tennessee Department of Financial Institutions, the Federal Deposit Insurance Corporation, and the Federal Reserve System and that in the event that the Bank is not granted a Certificate of Authority to do a banking business or in the event that the Executive does not receive regulatory approval to serve as an officer of the Bank, this Agreement shall be null and void and the only liability thereunder to the Bank shall be for salary earned during such time as the Executive is associated with the organizational group forming the Bank.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties thereto have caused this Agreement to be executed by a duly authorized officer or director, and Executive has signed this Agreement, effective on the date first written above.

COMMERCE UNION BANK
(In Organization)

By:
William R. DeBerry, President and CEO

EXECUTIVE

Print name: Berlin Scott Bagwell